Exhibit 99.1
Press Release

INVESTORS REAL ESTATE TRUST ANNOUNCES CLOSING OF ACQUISITION
OF WYOMING ASSISTED LIVING FACILITIES

Investors Real Estate Trust (“IRET”) (Nasdaq: IRET) (Nasdaq: IRETP) announced today that it has completed its acquisition of two limited liability companies that own and operate a portfolio of five assisted living facilities in three communities in Wyoming.  The five facilities, located in Casper (two facilities), Cheyenne (two facilities) and Laramie (one facility), Wyoming, have a total of approximately 320 units or approximately 370-380 beds.  IRET acquired 100% of the member interests in the owner and operator of these five facilities from LSREF Golden REIT Inc. and LSREF Golden Ops Holdings LLC for a total purchase price of approximately $45 million.  The Wyoming assisted living portfolio consists of the Meadow Wind and Park Place assisted living facilities in Casper, Wyoming; the Aspen Wind and Sierra Hills assisted living facilities in Cheyenne, Wyoming; and the Spring Wind assisted living facility in Laramie, Wyoming.

The acquisition price for the portfolio was funded with cash in the amount of approximately $8.87 million, and with the proceeds of a $36.5 million loan from First International Bank and Trust, Watford City, North Dakota.  The First International loan has a term of six years, and an initial interest rate of 4.5%.  The Company paid an origination fee for the loan of $36,500.  The loan is secured by mortgages on the Wyoming properties and is guaranteed by IRET Properties.

As of the closing date of the acquisition, the Wyoming assisted living portfolio is approximately 95% occupied.  The acquisition of these facilities increases the assisted living facility portion of IRET’s medical portfolio from 20 assisted living properties to 25 assisted living properties.

IRET plans to begin construction in the next several months of expansion projects at three of the facilities, to add memory care units and additional assisted living units.  Current plans are to construct a total of approximately 38 memory care units and approximately 65 additional assisted living units for a total estimated cost of approximately $8.2 million.

IRET’s President and Chief Executive Officer, Timothy Mihalick, commented, “We are very pleased to have closed this transaction, which adds a significant number of assisted living units to our diversified portfolio, in a market with attractive demographics and an economy that has held up well during the current downturn.  We are also pleased to put to work for our shareholders a portion of the proceeds we raised in our October 2009 public offering of common shares.”

Separately, IRET also announced that the prospective purchaser of the Company’s Dakota Hill at Valley Ranch multi-family residential property located in Irving, Texas has terminated the purchase agreement and the proposed sale of that property will not be completed; the Company will therefore pursue refinancing options for the mortgage loan on the property that matures on February 1, 2010.

About Investors Real Estate Trust

IRET is an equity real estate investment trust with a diversified portfolio of multi-family residential, office, medical, industrial and retail properties located primarily in the upper Midwest.  IRET’s headquarters are located in Minot, North Dakota, and it has additional offices in Minneapolis, Minnesota and Omaha, Nebraska.  IRET’s common shares of beneficial interest trade on the NASDAQ Global Select Market under the symbol IRET.  For more information, visit IRET’s website at www.iret.com.

Safe Harbor

Statements about IRET’s future expectations and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.

For more information, please contact:

Michelle Saari, Vice President, Investor Relations
701-837-4738
msaari@iret.com